Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of NeOnc Technologies Holdings, Inc. on Amendment No. 2 to Form S-1 (File No. 333-284115) of our report dated February 26, 2025 with respect to our audits of the consolidated financial statements, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, of NeOnc Technologies Holdings, Inc. as of December 31, 2024 and 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

February 26, 2025